                              FINANCING AGREEMENT


                                 BY AND BETWEEN

                      THE CIT GROUP/BUSINESS CREDIT, INC.
                                  (AS LENDER)


                                      AND


                            CROWN BOOKS CORPORATION
                                 (AS BORROWER)


                         DATED AS OF SEPTEMBER 12, 1996






                               TABLE OF CONTENTS


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
SECTION 1.  Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 3.  Revolving Loans   . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 4.  Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 5.  Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 6.  Representations, Warranties and Covenants   . . . . . . . . . . . . .  22

SECTION 7.  Interest, Fees and Expenses   . . . . . . . . . . . . . . . . . . . .  28

SECTION 8.  Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 9.  Events of Default and Remedies  . . . . . . . . . . . . . . . . . . .  33

SECTION 10. Termination     . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 11. Indemnities     . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 12. Miscellaneous     . . . . . . . . . . . . . . . . . . . . . . . . . .  38

EXHIBITS TO FINANCING AGREEMENT


      Exhibit A - Form of Credit Card Receivables Agreement
      Exhibit B - Form of Inventory Confirmation
      Exhibit C - Form of Perfection Certificate
      Exhibit D - Form of Borrowing Base Certificate
      Exhibit E - Form of Landlord Waiver
      Exhibit F - Form of Revolving Loan Notice of Borrowing

SCHEDULES TO FINANCING AGREEMENT

      Schedule 1 - List of Leased Locations and Monthly Rental Amounts
      Schedule 2 - List of Existing Liens
      Schedule 3 - List of Collateral Locations and Chief Executive Office

      This Financing Agreement (this "Financing Agreement") dated as of September 12, 1996 is made by and between THE CIT GROUP/BUSINESS CREDIT, INC. (hereinafter "CITBC"), a New York corporation, with offices located at 1211 Avenue of the Americas, New York, New York 10036, and CROWN BOOKS CORPORATION (hereinafter the "Company"), a Delaware corporation, with a principal place of business at 3300 75th Avenue, Landover, Maryland 20785.

SECTION 1.       DEFINITIONS

ACCOUNTS shall mean all of the Company's now existing and future: (a) accounts (as defined in the UCC) (whether or not specifically listed on schedules furnished to CITBC) including, without limitation, all accounts created by or arising from all of the Company's sales of Inventory and all rights to payment under and with respect to (i) promissory notes and (ii) bank or non-bank credit cards, and all accounts arising from sales made under any of the Company's trade names or styles, or through any of the Company's subsidiaries, (b) unpaid seller's or lessor's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (c) rights to any Inventory represented by any of the foregoing, including rights to returned or repossessed goods; (d) reserves and credit balances arising in the Concentration Account and hereunder; (e) guarantees or collateral for any of the foregoing; (f) insurance policies or rights relating to any of the foregoing; and (g) cash and non-cash proceeds of any and all the foregoing.

ADMINISTRATIVE FEE shall mean the fee payable to CITBC in accordance with and pursuant to, the provisions of Paragraph 14 of Section 7 of this Financing Agreement to offset the costs and expenses of CITBC in connection with record keeping, periodic examinations and analyzing and evaluating the Collateral.

ANNIVERSARY DATE shall mean the date occurring three (3) years from the Closing Date and the same date in every year thereafter.

AVAILABILITY shall mean, at any time of determination, the excess of the Borrowing Base over the outstanding aggregate amount of all Obligations (including the outstanding aggregate amount of Letters of Credit) of the Company.

BLOCKED ACCOUNTS shall mean those accounts owned by, and in the name of the Company which are blocked in favor of CITBC and designated by CITBC for the deposit of proceeds of Collateral.

BORROWING BASE shall have the meaning provided in Paragraph 1 of Section 3 of this Financing Agreement.

BUSINESS DAY shall mean (a) for all purposes other than those covered by clause
(b) below, any day that CITBC and Chase Bank are open for business excluding Saturday, Sunday and any day that either is a legal holiday under the laws of the State of New York or Maryland or is a day on which banking institutions located in such State are closed and (b) with respect to all notices, determinations, fundings and payments in connection with Libor, any date that is a Business Day as described in clause (a) above that is also a day for trading by and between banks in dollar deposits in the applicable interbank Libor market.

CAPITAL EXPENDITURES for any period shall mean the aggregate of all expenditures of the Company during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Company.

CAPITAL LEASE shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Company provided, however, that for purposes of this definition, store leases, whether or not capitalized on the Company's books, will not be treated as a Capital Lease.

CHASE BANK shall mean the survivor of the merger of The Chase Manhattan Bank, N.A. into Chemical Bank with the latter having survived and changed its name to Chase Bank.

CHASE RATE shall mean the rate of interest per annum announced by Chase Bank from time to time as its prime rate in effect at its principal office in the City of New York. (The prime rate is not intended to be the lowest rate of interest charged by Chase Bank to its borrowers).

CHASE RATE LOANS shall mean all or any portion of the Revolving Loans for which the Chase Rate is used for interest rate calculations.

CLOSING DATE shall mean the date that this Financing Agreement has been fully executed and delivered to CITBC.

CLOSING FEE shall mean the fee payable to CITBC in accordance with, and pursuant to, the provisions of Paragraph 19 of Section 7 of this Financing Agreement.

COLLATERAL shall mean all present and future Accounts, Inventory, Documents of Title, General Intangibles and Other Collateral of the Company and the proceeds of any and all of the foregoing.

CONCENTRATION ACCOUNT shall have the meaning provided in Paragraph 4 of Section 3 of this Financing Agreement.

CONSOLIDATED BALANCE SHEET shall mean a consolidated balance sheet for the Company and its subsidiaries, eliminating all intercompany transactions and prepared in accordance with GAAP.

CONSOLIDATED CURRENT ASSETS shall mean, wherever used throughout this Financing Agreement, those assets of the Company and its subsidiaries which, in accordance with GAAP on a basis consistent with the latest audited consolidated statements of the Company, are classified as "current".

CONSOLIDATED CURRENT LIABILITIES shall mean, wherever used throughout this Financing Agreement, those liabilities of the Company and its subsidiaries which, in accordance with GAAP on a basis consistent with the latest audited consolidated statements of the Company, are classified as "current", provided however, that notwithstanding GAAP, the Revolving Loans and the current portion of Permitted Indebtedness shall be considered "Current Liabilities."

CREDIT CARD RECEIVABLES AGREEMENT shall mean a Credit Card Receivables Agreement substantially in the form of Exhibit A hereto and delivered to CITBC and signed by the Company and an issuer of credit cards accepted by the Company.

CUSTOMARILY PERMITTED LIENS shall mean

      (a) liens of local or state authorities for franchise or other like taxes, provided the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time;

      (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; and

      (c) pledges or deposits made (and the liens thereon) in the ordinary course of business (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts.

DEFAULT shall mean any event specified in Section 9 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, has occurred.

DEFAULT RATE OF INTEREST shall mean the Chase Rate plus two percent (2%) per annum, which CITBC shall be entitled to charge the Company on all Obligations due CITBC by the Company to the extent provided in Paragraph 2 of Section 9 of this Financing Agreement.

DOCUMENTATION FEE shall mean CITBC's reasonable fees, exclusive of Out-of-Pocket Expenses, intended to compensate CITBC for the use of CITBC's in-house Legal Department and facilities subsequent to the Closing Date in documenting any and all modifications, waivers, releases, amendments, supplemental documentation or additional collateral with respect to this Financing Agreement, the other Loan Documents, the Collateral and/or the Obligations.

DOCUMENTS OF TITLE shall mean all present and future documents (as defined in the UCC) and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

ELIGIBLE INVENTORY shall mean Inventory which meets the following qualifications: (i) it is lawfully owned by the Company or a Guarantor and subject to a valid, perfected, first priority lien in favor of CITBC and not subject to any lien, other than Permitted Encumbrances, and is not held on consignment and may be lawfully sold; (ii) it is (A) located in one of the Company's distribution centers, warehouses or store locations or (B) located in other locations in the continental United States as CITBC shall have approved in writing from time to time, which approval shall be given upon the Company providing CITBC with evidence, reasonably satisfactory to CITBC, of (1) CITBC's perfected, first priority lien on all Inventory located in such locations and
(2) the absence of any other liens on any Inventory located in such locations, which evidence may include the results of UCC, tax and judgment lien searches in such locations and acknowledgment copies of UCC financing statements naming the Company, as debtor, and CITBC, as secured party, filed in such locations;
(iii) it is determined in the reasonable judgment of CITBC to be, when taken as a whole, substantially similar in quality and mix (having regard for seasonal variations) to the Inventory maintained by the Company or the Guarantors in recent historical operations prior to the Closing Date; (iv) it is Inventory that has been valued after deducting the greater of 30% of gross Inventory or the aggregate amount of reserves for (1) shrinkage, (2) Inventory to be returned to suppliers (3) Inventory in-transit to third parties (other than the Company's agents or warehouses), (4) supplies, (5) lay-a-ways, (6) consignment Inventory, (7) rejected, defective, damaged, aged or otherwise unsalable Inventory, (8) an amount equal to two times the monthly rent for each location for which CITBC has not received a Landlord Waiver, (9) displays, (10) seasonal Inventory, (11) slow moving and obsolete Inventory (12) the amount of all sales taxes collected by the Company and not yet remitted to the authority to which such taxes are owed, (13) the amount of unredeemed gift certificates issued by the Company and (14) other reserves required by CITBC in the exercise of its reasonable business judgment. The amount of such reserves shall be determined solely by CITBC in its reasonable business judgment using standards consistently applied. Such standards shall take into consideration amounts representing historically, a Company's reserves, discounts, returns, claims, credits and allowances.

EQUIPMENT shall mean all of the Company's present and hereafter acquired equipment (as defined in the UCC) and any and all machinery, motor vehicles, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

EVENT(S) OF DEFAULT shall have the meaning provided for in Section 9 of this Financing Agreement.

EXECUTIVE OFFICER shall mean any of the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President(s), Senior Vice President(s), Treasurer or Secretary of the Company.

FISCAL QUARTER shall mean each three (3) month period of each Fiscal Year.

FISCAL YEAR shall mean each twelve (12) month period ending on the Saturday closest to January 31.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply provided that in the event the Company modifies its accounting procedures as applied as of the Closing Date, the Company shall provide such statements of reconciliation as shall be in form and substance reasonably acceptable to CITBC.

GENERAL INTANGIBLES shall have the meaning set forth in the UCC and shall include, without limitation, all present and future right, title and interest in and to all tradenames, trademarks (together with the goodwill associated therewith), copyrights, patents, licenses, customer lists, distribution agreements, supply agreements and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds of any licensing agreements between the Company and any licensee of any of the Company's General Intangibles provided, however, that if any of the General Intangibles existing on the date hereof other than tax refunds are prohibited by contract from being assigned to CITBC, CITBC agrees that it shall not require that the Company grant CITBC a lien on such General Intangibles until the earlier of the termination of such contract or deletion of such prohibition, except that any and all monies due or to become due under such General Intangibles shall be subject to CITBC's lien hereunder.

GUARANTOR COLLATERAL shall have the meaning set forth in  Paragraph A (6) of
Section 2 of this Financing Agreement.

GUARANTOR SECURITY AGREEMENT  shall have the meaning set forth in Paragraph A
(6) of Section 2 of this Financing Agreement.

GUARANTORS shall mean Crown Books West Corporation, Crown Books East Corporation, Crown Books National Corporation, Crown DHC Corporation and Super Crown Books Corporation, each a Delaware corporation and each a wholly owned subsidiary of the Company.

GUARANTY shall mean a guaranty, in form and substance acceptable to CITBC, guaranteeing the Obligations of the Company to CITBC.

INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise due or owing to third parties) or for the deferred purchase price of property, services or assets, other than Inventory or (b) Capital Leases.

INVENTORY shall mean all of the Company's and the Guarantors' present and hereafter acquired inventory (as defined in the UCC) and any and all merchandise and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials, wherever located, used or usable in manufacturing, processing, packaging or shipping same and in all stages of production and all cash and non-cash proceeds thereof of whatever sort.

ISSUING BANK shall mean the bank issuing Letters of Credit for or on behalf of the Company.

LANDLORD WAIVER shall mean a waiver executed by a landlord of a premises not owned by the Company but otherwise leased, used, or otherwise occupied thereby, in form and substance satisfactory to CITBC, containing provisions that, inter alia, (i) waive any lien such party may have on any of the Inventory and (ii) grant to CITBC access rights to the premises substantially in the form attached hereto as Exhibit E.

LETTERS OF CREDIT shall mean all letters of credit issued with the assistance of CITBC by the Issuing Bank for or on behalf of the Company.

LETTER OF CREDIT GUARANTY shall mean the guaranty delivered by CITBC to the Issuing Bank of the Company's reimbursement obligation under the Issuing Bank's reimbursement agreement, application for letter of credit or other like document.

LETTER OF CREDIT GUARANTY FEE shall mean the fee CITBC may charge the Company under Paragraph 12 of Section 7 of this Financing Agreement for (i) issuing the Letter of Credit Guaranty and/or (ii) otherwise aiding the Company in obtaining Letters of Credit pursuant to this Financing Agreement.

LETTER OF CREDIT SUBLINE shall mean the aggregate amount of Letters of Credit the Company may establish or open pursuant to Section 4 of this Financing Agreement, which amount (a) is equal to up to $5,000,000 and (b) shall be deemed to be a subline within the Line of Credit.

LIBOR shall mean, at any time of determination for each applicable Libor Period, the prevailing London Interbank Offered Rate paid in London on one (1) month, two (2) month, three (3) month or six (6) month day dollar deposits from other banks as quoted by Chase Bank.

LIBOR LOANS shall mean all or any portion of the Revolving Loans for which the Libor Rate is used for interest rate calculations together with the applicable Libor Margin.

LIBOR MARGIN shall mean the Revolving Loan Libor Margin.

LIBOR PERIOD shall mean the one (1) month, two (2) month, three (3) month or six (6) month Libor Period with respect to Libor Loans, as selected by the Company pursuant to Section 7 of this Financing Agreement.

LIBOR PREPAYMENT PENALTY shall mean, for any payment of principal of any Libor Loan prior to the end of an applicable Libor Period, an amount computed pursuant to the following formula:

                                (R - T) x P x D
                                ---------------
                                      365

      R =        interest rate applicable to the Libor Loan
      T =        effective interest rate per annum at which any readily
                 marketable bonds or other obligations of the United States, selected at CITBC's sole discretion, maturing on or near the last day of the then applicable Libor Period and in
                 approximately the same principal amount as such Libor Loan can be purchased by CITBC on the day of such prepayment of
                 principal
      P =        the amount of principal prepaid
      D =        the number of days remaining in the Libor Period as of the date of such prepayment

The Company shall pay such amount within five (5) Business Days of presentation by CITBC to the Company of a statement setting forth the amount and CITBC's calculation thereof pursuant hereto, which statement shall be conclusive on the Company absent manifest error.

LIBOR TRANCHE shall mean the whole or any portion of the Revolving Loans for which a Libor selection, continuation, or conversion from a Chase Rate was made by the Company.

LINE OF CREDIT shall mean the aggregate commitment of CITBC to (i) make Revolving Loans pursuant to Section 3 of this Financing Agreement to the Company and (ii) assist the Company in opening Letters of Credit pursuant to
Section 4 of this Financing Agreement, in the aggregate amount of $25,000,000 (inclusive of the Letter of Credit Subline) which amount may be increased at the Company's option to $35,000,000 and then to $50,000,000, in each case upon 5 Business Days prior written notice to CITBC, provided that at the time of any such increase the Company is in compliance with the applicable minimum Tangible Net Worth covenant set forth in Paragraph 10 of Section 6 of this Financing Agreement, the Company shall have paid to CITBC the fee provided for in Paragraph 19 of Section 7 of this Financing Agreement and there is no Default hereunder.

LINE OF CREDIT FEE shall mean the fee due CITBC at the end of each month for the Line of Credit and shall be determined by multiplying (i) the difference between a) the Line of Credit and b) the sum of x) the average daily balance of Revolving Loans for said month plus y) the average daily balance of outstanding Letters of Credit of the Company for said month by (ii) twenty-five hundredths of one percent (.25%) per annum for the number of days in said month based on a 360 day year.

LOAN DOCUMENTS shall mean this Financing Agreement, the Guaranty, the Guarantor Security Agreements and any other agreements and documents referenced herein or contemplated hereby or executed from time to time in connection with this Financing Agreement, as the same may be renewed, amended, modified, extended, or supplemented from time to time.

MORTGAGEE WAIVER shall mean, a waiver executed by each mortgagee of a premises owned by the Company, in form and substance satisfactory to CITBC, containing provisions that, inter alia, (i) waive any lien such party may have on any of the Inventory of the Company and (ii) grant to CITBC access rights to the premises.

OBLIGATIONS shall mean all loans and advances made or to be made by CITBC to the Company or to others for the Company's account pursuant to this Financing Agreement or any of the Loan Documents; any and all indebtedness and obligations which may at any time be owing by the Company to CITBC howsoever arising, whether now in existence or incurred by the Company from time to time hereafter; whether secured by pledge, lien upon or security interest in any of the Company's assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to CITBC for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to CITBC by the Company under this Financing Agreement, any other Loan Document, or under any other agreement or arrangement now or hereafter entered into between the Company and CITBC; indebtedness or obligations incurred by, or imposed on, CITBC as a result of environmental claims (other than as a result of actions of CITBC) arising out of the Company's operations, premises or waste disposal practices or sites; the Company's liability to CITBC as maker or endorser on any promissory note or other instrument for the payment of money; the Company's liability to CITBC under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CITBC may make or issue to others for the Company's account, including any accommodation extended with respect to applications for Letters of Credit, CITBC's acceptance of drafts or CITBC's endorsement of notes or other instruments for the Company's account and benefit.

OTHER COLLATERAL shall mean all now owned and hereafter acquired deposit accounts maintained with any bank or financial institutions; all cash and other monies and property in the possession or control of CITBC; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon, and all cash and non-cash proceeds of the foregoing.

OUT-OF-POCKET EXPENSES shall mean, as applicable to the transactions contemplated by this Financing Agreement, all of CITBC's present and future reasonable expenses incurred directly relating to this Financing Agreement or any other Loan Document, whether incurred heretofore or hereafter, but no earlier than August 8, 1996, which expenses shall include, without being limited to, the cost of record searches, all costs and expenses incurred by CITBC in opening bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on CITBC due to "insufficient funds" of checks deposited into Blocked Accounts or the Concentration Account and CITBC's standard fee relating thereto, any amounts paid by CITBC, incurred by, or charged to CITBC by the Issuing Bank under the Letter of Credit Guaranty or the Company's reimbursement agreement, application for letter of credit or other like document which pertain either directly or indirectly to such Letters of Credit, and CITBC's standard fees relating to the Letters of Credit and any drafts thereunder, local counsel fees and disbursements, title insurance premiums, real estate survey costs, the fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth in Paragraph 3 of Section 9 of this Financing Agreement.

PERFECTION CERTIFICATE shall mean the Perfection Certificate substantially in the form of Exhibit C attached hereto signed by the Company and delivered to CITBC.

PERMITTED ENCUMBRANCES shall mean: (i) Customarily Permitted Liens; (ii) liens granted to CITBC by the Company; (iii) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $100,000.00 (other than liens bonded or insured to the reasonable satisfaction of CITBC); (iv) liens for taxes not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings and for which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which liens are not x) senior to the liens of CITBC or y) for taxes due the United States of America or any state thereof having similar priority status.

PERMITTED INDEBTEDNESS shall mean: (i) current Indebtedness maturing in less than one year and incurred in the ordinary course of the Company's business for raw materials, supplies, Equipment, services, taxes, rent or labor; (ii) Indebtedness arising under the Letters of Credit and this Financing Agreement;
(iii) deferred taxes, obligations
under store leases incurred in the ordinary course of business and other expenses incurred in the ordinary course of the Company's business; and (iv) other Indebtedness existing on the Closing Date and listed in the most recent financial statement delivered to CITBC or otherwise disclosed to CITBC in writing prior to the Closing Date.

REAL ESTATE shall mean the Company's fee and/or leasehold interests in real property.

REVOLVING LOAN ACCOUNT shall have the meaning set forth in Paragraph 6 of
Section 3 of this Financing Agreement.

REVOLVING LOAN NOTICE OF BORROWING shall have the meaning set forth in Paragraph 1 of Section 3 of this Financing Agreement.

REVOLVING LOANS LIBOR MARGIN shall have the meaning set forth in Paragraph 1(y) of Section 7 of this Financing Agreement.

REVOLVING LOANS shall mean the loans and advances made, from time to time, to or for the account of the Company by CITBC pursuant to Section 3 of this Financing Agreement.

TANGIBLE NET WORTH shall mean, at any date of determination, total stockholders' equity less intangibles as determined in accordance with GAAP on a basis consistent with the latest audited statements of the Company.

UCC shall mean the Uniform Commercial Code as in effect in the State of New York and as the same may be amended from time to time.

WAREHOUSE LETTER shall mean a letter executed by a public warehouse in which Inventory (other than Inventory in such warehouses while such Inventory is clearing customs) of the Company is stored, in form and substance satisfactory to CITBC, containing provisions including, but not limited to (i) a confirmation of CITBC's lien on such Inventory and (ii) instructions to the warehouseman regarding release of the Inventory.

WORKING CAPITAL shall mean an amount equal to Consolidated Current Assets minus Consolidated Current Liabilities.


SECTION 2.       CONDITIONS PRECEDENT

     1.        CONDITIONS TO INITIAL EXTENSION OF CREDIT

The obligation of CITBC to make the initial loans hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, the following conditions precedent (the "Initial Conditions Precedent"):

         1. LIEN SEARCHES - CITBC shall have received tax, judgment and UCC searches satisfactory to CITBC for all locations presently occupied or used by the Company or any of the Guarantors.

         2. CASUALTY INSURANCE - The Company shall have delivered to CITBC evidence reasonably satisfactory to CITBC that all of the requirements as set forth in Section 6, Paragraph 5 of this Financing Agreement have been satisfied.

         3. UCC FILINGS - Any documents (including without limitation, financing statements) required to be filed in order to create, in favor of CITBC, a valid, perfected first priority lien in the Collateral and the Guarantor Collateral with respect to which a security interest may be perfected by a filing under the UCC shall have been properly filed in each office in each jurisdiction required in order to create in favor of CITBC a perfected lien on the Collateral and the Guarantor Collateral. CITBC shall have received acknowledgement copies of all such filings (or, in lieu thereof, CITBC shall have received other evidence satisfactory to CITBC that all such filings have been made); and CITBC shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

         4. EXAMINATION & VERIFICATION- CITBC shall have completed to its satisfaction an examination and verification of the Accounts, Inventory, General Intangibles and books and records of the Company and the Guarantors.

         5. GUARANTY - Each of the Guarantors shall have executed and delivered to CITBC a Guaranty.

         6. GUARANTOR SECURITY AGREEMENTS - Each of the Guarantors shall have executed and delivered to CITBC a security agreement, in form and substance acceptable to CITBC ("Guarantor Security Agreement") granting to CITBC a security interest in its accounts, inventory, documents of title, general intangibles, deposit accounts and books and records relating to any of the foregoing and all proceeds of the foregoing (collectively, the "Guarantor Collateral") as security for its Guaranty.


         7. OPINIONS - Counsel for the Company and the Guarantors shall have delivered to CITBC opinions satisfactory to CITBC opining, inter alia, that, subject to the (i) filing, priority and remedies provisions of the UCC,
                                  (ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws, (iii) the equity powers of a court of law: (a) each Guaranty of the Guarantors is valid, binding and enforceable according to its terms; (b) all of the Loan Documents, including without limitation this Financing Agreement, are x) valid, binding and enforceable according to their terms, y) are duly authorized, executed and delivered and
                                  z) do not violate any terms, provisions, representations or covenants in the charter or by-laws of either the Company or the Guarantors (as the case may be) or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which the Company is a signatory or by which any Company or its assets are bound.

         8. PERFECTION CERTIFICATE - The Company and each of the Guarantors shall have executed and delivered to CITBC a Perfection Certificate substantially in the form of Exhibit C hereto.

         9. INVENTORY CONFIRMATION - The Company shall have executed and delivered to CITBC an Inventory Confirmation substantially in the form of Exhibit B thereto.

         10. CITBC COMMITMENT LETTER - The Company shall have fully complied, to the satisfaction of CITBC, with all of the terms and conditions of the commitment letter, dated August 29, 1996, issued by CITBC to, and accepted by, the Company.

         11. BOARD RESOLUTIONS - CITBC shall have received a copy of the resolutions of the Board of Directors of (A) the Company authorizing the execution, delivery and performance of (i) this Financing Agreement and (ii) any related agreements and (B) each Guarantor authorizing the execution and performance of the Guaranty and any documents executed in connection therewith, in each case certified by the Secretary or Assistant Secretary thereof as of the date hereof, together with a certificate of the Secretary or Assistant Secretary thereof as to the incumbency and signature of the officers thereof executing this Financing Agreement, the Guaranty and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         12. CORPORATE ORGANIZATION - CITBC shall have received (i) a copy of the Certificate of Incorporation of the Company and each Guarantor certified by the Secretary of State of their state(s) of incorporation, and (ii) a copy of the By-Laws (as amended through the date hereof) of the Company and each Guarantor, certified by the Secretary or Assistant Secretary thereof.

         13. GOOD STANDING CERTIFICATES - CITBC shall have received good standing certificates from the Secretaries of State of the Company's and each Guarantor's state of incorporation and in each jurisdiction where the failure to qualify to do business would have a material adverse effect on the business of the Company, each certificate to be dated not more than 30 days prior to the Closing Date.

         14. OFFICER'S CERTIFICATE - CITBC shall have received an executed Officer's Certificate of the Company, satisfactory in form and substance to CITBC, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof; (ii) the Company is in compliance with all of the terms and provisions set forth herein; and
                                  (iii) no Default or Event of Default has occurred.

         15. ABSENCE OF DEFAULT - No Default, Event of Default or material adverse change in the financial condition, business, prospects, profits, operations or assets of the Company shall have occurred since February 3, 1996, except as may result from any payments that the Company may be obligated to make in connection with (i) the judgment entered against the Company in favor of Robert Haft and (ii) any settlements entered into with members of the Haft family, provided, however, that such payments under (i) and
                                  (ii) are less than $30,000,000 in the
                                  aggregate.

         16. LEGAL RESTRAINTS/LITIGATION - At the date of execution of this Financing Agreement, except as set forth in the Company's Form 10-K and Form 10-Q for the fiscal year ended February 3, 1996 and the fiscal quarter ended May 4, 1996, respectively, there are no actions, suits or arbitration proceedings (whether or not purportedly on behalf of the Company) pending or, to the knowledge of the Company, threatened against the Company, or maintained by the Company at law or in equity before any governmental body which may reasonably be expected to be adversely determined and, if adversely determined, may reasonably be expected to have a material adverse effect on the financial condition, property or operations of the Company.

         17. DISBURSEMENT AUTHORIZATIONS - The Company shall have delivered to CITBC all information reasonably necessary for CITBC to issue wire transfer instructions on behalf of the Company for the Revolving Loans including, but not limited to, disbursement authorizations in form reasonably acceptable to CITBC.

         18. INVENTORY REPORTING - CITBC shall have received a satisfactory inventory valuation conducted by an independent third party acceptable to CITBC.

         19. WAREHOUSE LETTERS - Except for those premises for which a reserve will be taken, CITBC shall have received from each public warehouse in which Inventory (other than Inventory in such warehouses while such Inventory is clearing customs) of the Company is stored, a Warehouse Letter.

         20. LANDLORD WAIVERS - Except for those premises for which a reserve will be taken, CITBC shall have received from each landlord of any premises not owned by the Company but otherwise leased, used, or occupied thereby, a Landlord Waiver.

         21. BANK ACCOUNTS - As of the Closing Date, the Company shall have (i) entered into blocked account agreements for each of its depository accounts (other than its operating accounts) in form and substance reasonably satisfactory to CITBC; (ii) established a Concentration Account and shall have transferred to CITBC legal title to same;
                                  (iii) required the credit card companies with which it transacts business to remit balances to a Blocked Account and/or a Concentration Account; and (iv) delivered to CITBC executed instruction letter(s), all in form and substance satisfactory to CITBC, confirming all of the foregoing items.

         22. GRANT OF SECURITY INTEREST IN PATENTS, TRADEMARKS AND LICENSES - CITBC shall have received a collateral assignment of all of the patents, trademarks and licenses, in form and substance reasonably satisfactory to CITBC, duly executed and delivered by Crown DHC Corporation.

         23. COLLECTION ACCOUNT - The Company shall have established a system of bank accounts with respect to the collection of Accounts and the deposit of proceeds of Inventory as shall be reasonably acceptable to CITBC in all respects.

         24. LOAN DOCUMENTS - The Company shall have executed and delivered to CITBC this Financing Agreement and all other Loan Documents necessary to consummate the lending arrangement contemplated between the Company and CITBC.

         25. NOTICE BY DART - The Company shall have furnished to CITBC evidence satisfactory to the Company that Dart Group Corporation ("Dart") has given not less than seven (7) days prior written notice to counsel of record to each of the parties (other than Dart) to an action filed on October 17, 1995 captioned Gloria G. Haft, et al. v. Larry G. Schafran, et al., Del. Ch., Civ. A. No. 14620 and an action filed on November 6, 1995 captioned Herbert
                                  H. Haft v. Dart Group Corporation, et al.,
                                  Del. Ch. Civ. A. No. 14685 that the Company is proposing to enter into a secured $50 million revolving credit facility with CITBC (and other lenders it may select), which will include a $5 million letter of credit subfacility, to be used for Working Capital and other corporate purposes.

         26. BORROWING BASE CERTIFICATE - The Company shall have executed and delivered to CITBC a Borrowing Base Certificate setting forth the computation of the Borrowing Base and Availability as of or immediately prior to the Closing Date.

Except as otherwise set forth hereinabove, upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the Initial Conditions Precedent shall have been deemed satisfied except as the Company and CITBC shall otherwise agree herein or in a separate writing.


   2.                             CONDITIONS TO EACH EXTENSION OF CREDIT

Except to the extent expressly set forth in this Financing Agreement, the agreement of CITBC to make any extension of credit requested to be made by it to the Company on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

         1. REPRESENTATIONS AND WARRANTIES - Each of the representations and warranties made by the Company in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date. Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct, except as the Company and CITBC shall otherwise agree herein or in a separate writing.

         2.                       NO DEFAULT - No Default shall have occurred
                                  (i) that has not been cured to the
                                  satisfaction of CITBC or waived in writing by CITBC and/or no Event of Default shall have occurred that has not been waived in writing by CITBC on such date or (ii) after giving effect to the extension of credit requested to be made on such date.

         3. BORROWING BASE - Except as may be otherwise agreed to from time to time by CITBC and the Company in writing, and subject to Paragraph 1 of Section 3 of this Financing Agreement, after giving effect to the extension of credit requested to be made by the Company on such date, the aggregate outstanding amount of the Revolving Loans and outstanding Letters of Credit owing by the Company will not exceed either the Line of Credit or Availability.

         4. ADDITIONAL MATTERS - All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Financing Agreement and all other Loan Documents, shall be reasonably satisfactory in form and substance to CITBC and (to the extent that such proceedings, documents, instruments and other matters relate to the Collateral or CITBC) CITBC shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby, as CITBC shall reasonably request.


SECTION 3.       REVOLVING LOANS

1. CITBC agrees, subject to the terms and conditions of this Financing Agreement from time to time, and within x) Availability and y) the Line of Credit, but subject to CITBC's right to make "overadvances", to make loans and advances to the Company pursuant to an irrevocable Revolving Loan Notice of Borrowing substantially in the form attached hereto as Exhibit F ("Revolving Loan Notice of Borrowing") on a revolving basis (i.e., subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans). Such loans and advances shall be in amounts up to fifty percent (50%) of the aggregate value of Eligible Inventory of the Company determined at the lower of cost or market less reserves which CITBC from time to time in its sole discretion, exercised reasonably, may deem appropriate (the "Borrowing Base"). All Revolving Loan Notices of Borrowing must be received by an officer of CITBC no later than 1:00 p.m. New York time of the day on which such loans and advances are required. Should CITBC for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered "overadvances" and shall be made in CITBC's sole discretion, subject to any additional terms CITBC deems necessary. No single advance of overadvance hereunder may be outstanding more than thirty-six (36) months from the date of such advance.

         2. In furtherance of the continuing assignment and security interest in the Company's Accounts and Inventory, the Company will, at least weekly, execute and deliver to CITBC in such form and manner as CITBC may reasonably require, solely for CITBC's convenience in maintaining records of such Collateral, such confirmatory schedules of Accounts, Inventory, and sales of Inventory and other Collateral as CITBC may reasonably require and are available or can be reasonably made available from the Company's systems. Upon an Event of Default, CITBC may at its sole option, but at the Company's expense, conduct one or more complete physical inventories and/or reappraisals of the Company's Inventory. Failure to provide CITBC with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Company hereby authorizes CITBC to regard the Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company's authorized officers or agents.

      3. The Company hereby represents and warrants that: each Account and all sales of Inventory are based on bona fide sales and delivery of Inventory in the ordinary course of the Company's business. The Company hereby further represents and warrants that the Inventory being sold and the proceeds thereof and the Accounts created thereby are the exclusive property of the Company or the Guarantors and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances. The invoices evidencing Accounts or credit card receipts evidencing credit card sales are in the name of the Company or the Guarantors and except for disputes, offsets, defenses, counterclaims, returns or credits, all arising in the ordinary course of the Company's business or except as may be promptly disclosed to CITBC, the purchasers of such Inventory owe and are obligated to pay the amount stated in the invoices or credit card receipts. The Company confirms to CITBC that any and all taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid or cause to be paid by the Company when due unless contested in good faith and adequate reserves have been made for the payment therefor and that none of said taxes or fees represent a lien on or claim against the proceeds of any sale of Inventory. The Company agrees to issue credit memoranda promptly. The Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all jurisdictions where the failure to so qualify would have a material adverse effect on the business of the Company. The Company agrees to maintain such books and records regarding Accounts as CITBC may reasonably require and agrees that the books and records of the Company will reflect CITBC's interest in the Accounts. All of the books and records of the Company will be available to CITBC at normal business hours, including any records handled or maintained for the Company by any other company or entity.

      4. Until CITBC has advised the Company to the contrary after the occurrence of an Event of Default, the Company may and will, consistent with the Company's existing business practices, enforce, collect and receive all amounts owing on the Accounts for CITBC's benefit and on CITBC's behalf, but at the Company's expense; such privilege shall terminate automatically upon the institution by or against the Company of any proceeding under any bankruptcy or insolvency law or, at the election of CITBC, upon the occurrence of any other Event of Default and until such Event of Default is waived in writing by CITBC. All checks or cash from the sale of Inventory will be deposited promptly to the Blocked Accounts. Notwithstanding the foregoing sentence, the Company shall be entitled to retain cash at each store operated by the Company (or at the respective operating bank account(s) for each such store) in such amounts as are necessary for the day to day operation of each such store consistent with past practices in respect of each such store. Pursuant to separate written arrangements between CITBC and each institution at which a Blocked Account is located, each such institution has agreed, or will agree, to remit the funds contained in the Blocked Account to a concentration account owned by CITBC (the "Concentration Account"). The Company shall require that all amounts due it under credit card sales be remitted by the credit card companies to the Concentration Account. The institution holding the Concentration Account will be instructed by CITBC that when it is satisfied that such funds on deposit are "good funds", such institution shall, until CITBC has notified it to the contrary, promptly remit such "good funds" to an operating account of the Company. After the occurrence of a Default and at any time when Availability is less than twenty-five percent (25%) of the Line of Credit, CITBC shall have the right to notify the institution holding the Concentration Account to remit such "good funds" in the Concentration Account to CITBC's bank account in New York, New York. At such time as such Default is cured or waived and Availability is not less than twenty-five percent (25%) of the Line of Credit, CITBC shall promptly notify the institution holding the Concentration Account to remit such "good funds" to an operating account of the Company. All amounts received by CITBC will be credited to the Obligations upon CITBC's receipt of "collected funds" at CITBC's bank account in New York, New York on the business day of receipt if received no later than 1:00 P.M. (New York time) or on the next succeeding
business day if received after 1:00 pm. (New York time).   No checks, drafts or
other instrument received by CITBC shall constitute final payment to CITBC unless and until such instruments have actually been collected. If the Company has no Revolving Loans outstanding and there is then no Event of Default, then CITBC shall remit within one (1) Business Day to the operating account of the Company or to such other account, all in the United States of America, of the Company (other than any payroll account) as the Company may designate, any credit balances remaining in CITBC's bank account.

      5. The Company agrees to notify CITBC promptly of any matters materially affecting the value, enforceability or collectability of any material Account, individually or in the aggregate, and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods. The Company agrees to issue credit memoranda promptly (with duplicates to CITBC upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances, and may continue to do so until CITBC has notified the Company that an Event of Default has occurred and that all future credits or allowances are to be made only after CITBC's prior written approval. Upon the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CITBC and on notice from CITBC, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with CITBC's name and held by the Company for CITBC's account as owner and assignee.

      6. CITBC shall maintain a separate account on its books in the Company's name (the "Revolving Loan Account") in which the Company will be charged with loans and advances made by CITBC to it or for its account, and with any other Obligations, including any and all Out-of-Pocket Expenses which CITBC may incur in connection with the exercise by or for CITBC of any of the rights or powers herein conferred upon CITBC, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CITBC in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing to CITBC by the Company. The Company will be credited with all amounts received by CITBC from the Company or from others for the Company's account, including, as above set forth, all amounts received by CITBC in payment of assigned Accounts and such amounts will be applied to payment of the Obligations. In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to CITBC's right to demand payment of any Obligation. Further, it is understood that CITBC shall have no obligation whatsoever to perform in any respect any of the Company's contracts, lease agreements, or obligations relating to the Collateral.

      7. After the end of each month, CITBC shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between CITBC and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CITBC unless CITBC receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement, absent manifest error.

      8. In the event that the sum of (i) the outstanding balance of Revolving Loans (after giving effect to all amounts which may be charged to the Company's Revolving Loan Account hereunder) plus (ii) the outstanding Letters of Credit exceeds Availability or the Line of Credit (herein the amount of any such excess shall be referred to as the "Excess"), such Excess shall be due and payable immediately upon CITBC's demand therefor.


SECTION 4.  LETTERS OF CREDIT

      In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank to cover the purchase of Inventory, the Company has requested CITBC to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending CITBC's credit to the Company and CITBC has agreed to do so. These arrangements shall be handled by CITBC subject to the terms and conditions set forth below.

1. The amount, purpose and extent of the Letters of Credit and changes or modifications thereof by the Company and/or the Issuing Bank of the terms and conditions thereof shall in all respects be subject to the prior approval of CITBC in the exercise of its reasonable discretion provided however, that: a) in no event may the aggregate amount of all such outstanding Letters of Credit exceed, in the aggregate, at any one time the Letter of Credit Subline and b) the Letter of Credit and all documentation in connection therewith shall be in form and substance satisfactory to the Company, CITBC and the Issuing Bank, c) the aggregate sum of all outstanding Letters of Credit plus all outstanding Revolving Loans must be within Availability and the Line of Credit, and d) in no event may the expiration date of a Letter of Credit be later than thirty (30) days prior to the most immediate Anniversary Date.

      2. CITBC shall have the right, without notice to the Company, to charge the Company's Revolving Loan Account on CITBC's books with the amount of any and all indebtedness, liability or obligation of any kind incurred by CITBC under the Letters of Credit Guaranty at the earlier of a) payment by CITBC under the Letters of Credit Guaranty, or b) the occurrence of an Event of Default, any such charges to be reflected in the monthly statements sent to the Company by CITBC. Any payment by CITBC pursuant to any Letter of Credit Guaranty or any fees, charges or amounts charged to the Company's Revolving Loan Account pursuant to or in connection with this Section 4 shall be deemed a Revolving Loan hereunder and shall incur interest at the then prevailing Chase Rate.

      3. The Company agrees that any charges incurred by CITBC for the Company's account by the Issuing Bank shall be conclusive on CITBC and may be charged to the Company's Revolving Loan Account.

      4. CITBC shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Company.

      5. The Company agrees that any action taken by CITBC, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Company and shall not put CITBC in any resulting liability to the Company. In furtherance thereof, CITBC shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CITBC's sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CITBC, all without any notice to or any consent from the Company.

      6. Without CITBC's express consent and endorsement in writing, the Company agrees: a) not to execute any applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and b) after the occurrence of an Event of Default which is not waived in writing by CITBC, not to (i) clear and resolve any questions of non-compliance of documents, or
(ii) give any instructions as to acceptance or rejection of any documents or goods.

      7. The Company agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and full complied with; and any certificates in that regard that CITBC may at any time request will be promptly furnished. In this connection, the Company covenants that all shipments made under any such Letters of Credit will be in accordance with the laws and regulations of the countries in which the shipments originate and terminate. The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company's risk, liability and responsibility.

      8. Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, CITBC shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Company to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CITBC and apply in all respects to CITBC and shall be in addition to any rights, remedies, duties or obligations contained herein.


SECTION 5.  COLLATERAL

1. As security for the prompt payment in full of all loans and advances made and to be made to the Company from time to time by CITBC pursuant hereto, as well as to secure the payment in full of the other Obligations, the Company hereby pledges and grants to CITBC a continuing general lien upon and security interest in all of its:

      (a)         present and hereafter acquired Inventory;

      (b)         present and future Accounts;

      (c)         present and future Documents of Title;

      (d)         present and future General Intangibles;

      (e)         present and future Other Collateral; and

      (f)         the proceeds of any and all of the foregoing.

      2. The security interests granted hereunder shall extend and attach to:

      (a) All Collateral which is presently in existence and which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account; and

      (b) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CITBC or the Company from the Company's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products of the Company, or to the sale, promotion or shipment thereof.

      3. The Company agrees to safeguard, protect and hold all Inventory for CITBC's account and make no disposition thereof, except in the regular course of its business and as further provided herein. Absent the occurrence of an Event of Default and notice from CITBC to the Company to the contrary, as provided for below, any Inventory may be sold and shipped to customers in the ordinary course of the Company's business, on open account and on terms currently being extended by the Company or the Guarantors to customers or for cash, credit card or for the redemption of gift certificates, all consistent with its current business practices as of the Closing Date, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to CITBC by deposit to the Blocked Accounts. CITBC shall have the right to withdraw this permission at any time upon the occurrence of an Event of Default and until such time as such Event of Default is waived in writing, in which event no further disposition shall be made of the Inventory by the Company without CITBC's prior written approval. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, CITBC shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

      4. The rights and security interests granted to CITBC hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account maintained in the Company's name on the books of CITBC may from time to time be temporarily in a credit position, until the final payment in full to CITBC of all Obligations and the termination of this Financing Agreement. Any delay, or omission by CITBC to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by CITBC. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

      5. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, then CITBC shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies CITBC shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CITBC's rights hereunder.

      6. Any reserves or balances to the credit of the Company and any other property or assets of the Company in the possession of CITBC may be held by CITBC as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein and any other lien or security interest CITBC may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations.

      7. The Company shall give to CITBC, and/or shall cause the appropriate party to give to CITBC, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) as CITBC shall require to obtain valid, perfected first priority liens thereon. In furtherance of the foregoing, the

Company shall provide timely notice to CITBC of any additional United States patents, trademarks, service marks, copyrights, brand names, trade names, logos and other trade designations acquired or applied for on or subsequent to the Closing Date and the Company shall execute such documentation as CITBC may reasonably require to obtain and perfect its lien thereon.

      8. CITBC's sole duty with respect to the custody, safekeeping and physical preservation of any Collateral in its possession, under Section 9 of the UCC or otherwise, to the extent the same is applicable, shall be to deal with it in the same manner as CITBC deals with similar property for its own account. Absent gross negligence or willful misconduct, neither CITBC nor any of its directors, officers, employees or agents shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or otherwise.

      9. The Company shall use reasonable efforts to give to CITBC, and/or shall cause the appropriate party to give to CITBC, (i) a Warehouse Letter for each warehouse arrangement entered into on and after the Closing Date; (ii) a Landlord Waiver from each landlord of any premises not owned but otherwise leased, used, or otherwise occupied by the Company on and after the Closing Date; and (iii) a Mortgagee Waiver for each mortgage granted by the Company on and after the Closing Date.

      10. In accordance with and pursuant to the other terms and provisions in this Financing Agreement, the failure of the Company to provide a Mortgagee Waiver and/or Warehouse Letter as required herein shall, at CITBC's sole election, reduce the amount of Eligible Inventory as determined by CITBC in its reasonable business judgment.


SECTION 6.  REPRESENTATIONS, WARRANTIES AND COVENANTS

1. The Company hereby warrants and represents and/or covenants that: (i) the fair value of the Company's assets exceeds the book value of the Company's liabilities; (ii) the Company is generally able to pay its debts as they become due and payable; and (iii) the Company does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances. The Company further warrants and represents that:
(a) except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute valid, first priority and only liens on the Collateral; (b) Schedule 3 hereto correctly and completely sets forth the Company's chief executive office and all of the Company's Collateral locations, and after filing of financing statements in the applicable filing clerks' offices in the jurisdictions listed on the Perfection Certificate, this Financing Agreement creates a valid, perfected, first priority and only lien on the Collateral except for the Permitted Encumbrances;
(c) that, except for the Permitted Encumbrances, the Company or a Guarantor is or will be at the time additional Collateral is acquired by it or such Guarantor, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (d) that the Company will at its expense forever warrant and, at CITBC's request, defend the same from any and all claims and demands of any other person other than the

Permitted Encumbrances; (e) that the Company will not grant, create or permit to exist, any lien upon or security interest in the Collateral; or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; (f) the representations and warranties in the Perfection Certificates, as of the Closing Date, are true and correct; and (g) that neither the Company nor any Guarantor purchases or acquires Inventory on a consignment basis.

      2. The Company agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as CITBC shall reasonably require. The Company agrees that CITBC or its agents may enter upon the Company's premises at any time during normal business hours, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto. The Company agrees to afford CITBC prior written notice of any change in the location of any Collateral, other than to locations, that as of the date thereof, are known to CITBC and at which CITBC has filed financing statements and otherwise fully perfected its liens thereon. The Company is also to advise CITBC promptly, in sufficient detail, of any adverse change that is material to the business of the Company relating to the type, quantity or quality of the Collateral or on the security interests granted to CITBC therein.

      3. The Company agrees to: execute and deliver to CITBC, from time to time, solely for CITBC's convenience in maintaining a record of the Collateral, such written statements, and schedules as CITBC may reasonably require, designating, identifying or describing the Collateral pledged to CITBC hereunder. The Company's failure, however, to promptly give CITBC such statements, or schedules shall not affect, diminish, modify or otherwise limit CITBC's security interests in the Collateral.

      4. The Company agrees to comply with the requirements of all state and federal laws in order to grant to CITBC valid, perfected first priority lien on the Collateral, subject only to the Permitted Encumbrances. CITBC is hereby authorized by the Company to file any financing statements covering the Collateral whether or not the Company's signature appears thereon. The Company agrees to do whatever CITBC may reasonably request, from time to time, by way of: searching records, filing notices of liens, financing statements, amendments, renewals and continuations thereof; cooperating with CITBC's custodians; keeping Inventory records; transferring proceeds of Collateral to CITBC's possession; and performing such further acts as CITBC may reasonably require in order to effect the purposes of this Financing Agreement.

      5.(a)       The Company agrees to maintain insurance on the Inventory
(wherever located) under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CITBC. All policies covering the Inventory are, to be made payable to CITBC, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions including, but not limited to, a breach of warranty clause, as CITBC may require to fully protect CITBC's interest in the Inventory and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to CITBC, premium prepaid, with the loss payable endorsement in CITBC's favor, and shall provide for not less than thirty (30) days prior written notice to CITBC of the exercise of any right of cancellation, material reduction in amount of insurance, or material change in coverage thereof. At the Company's request, or if the Company fails to maintain such insurance, CITBC may arrange for such insurance, but at the Company's expense and without any responsibility on CITBC's part for:
obtaining the
insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing, CITBC shall have the sole right, in the name of CITBC or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

      (b) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall reduce the Company's Revolving Loan accordingly.

      (c) In addition to the insurance required under subparagraph (a) of this Paragraph 5, the Company agrees to maintain insurance in such amounts and covering such risks, including interruption of business, as are usually carried by companies engaged in the same or similar business.

      6. The Company agrees to pay, when due, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon the Company or the Collateral, provided, however, that such taxes, other than taxes due the United States of America, need not be timely paid if such taxes are (i) being diligently contested in good faith by the Company by appropriate proceeding and (ii) not secured by a lien on the Collateral which lien is senior to the lien of CITBC. CITBC may, on the Company's behalf, pay all such taxes (x) if payment of such is necessary to protect, preserve or dispose of Collateral or (y) are due the United States of America or (z) if such is necessary to avoid, or release, any lien on Collateral, which lien is senior to the lien of CITBC.

      7. The Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral taken as a whole, or any material part thereof, or on the operation of the Company's business; provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in CITBC's reasonable opinion, materially and adversely effect CITBC's rights or priority in the Collateral;
(b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future applicable to the ownership and/or use of its real property and operation of its business which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company; and (c) shall not be deemed to have breached any provision of this Paragraph 7 if (i) the failure to comply with the requirements of this Paragraph 7 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach, (iii) such failure is cured within a reasonable time based upon the circumstances and the amount of work required, but in no event later than the time frame prescribed by applicable law, and (iv) such failure has not resulted in a material adverse effect on the business, financial condition or operations of the Company or on the Collateral. Upon receipt by the Company of any notice of non-compliance with any applicable environmental rules or regulation, of any required expenditures for compliance, any spill or omission or other regulated "event", or any claim resulting from the Company's business or practices or relating to the Collateral, the Company shall establish such reserves as may be required by GAAP or, in the alternative or in addition thereto, CITBC may establish a reserve in such amount as CITBC may require in its reasonable discretion.

      8. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company will furnish to CITBC, on Friday of each week with respect to the immediately previous week, a Borrowing Base Certificate in the form of Exhibit D hereto.

      9. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, unless CITBC shall have otherwise consented in writing, the Company will furnish to CITBC, within ninety (90) days after the end of each fiscal year of the Company an audited Consolidated Balance Sheet and statements of income, cash flow and stockholders' equity of the Company and its subsidiaries for such year, audited by Arthur Andersen LLP or another independent public accountants selected by the Company and satisfactory to CITBC in the exercise of its reasonable business judgment; within one hundred fifty (150) days after the end of each fiscal year of the Company a management letter as at the close of such year; within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated Balance Sheet as at the end of such period and statements of income, cash flow and stockholders' equity of the Company and its subsidiaries, certified by an authorized financial or accounting officer of the Company and within sixty (60) days after the end of each such Fiscal Quarter comparisons of such financial information to (a) the financial projection provided to CITBC for the corresponding fiscal period and
(b) the prior year's financial statements as herein described for the corresponding fiscal period in such prior year (herein "Comparative Financial Reports"); within forty-five (45) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of income, cash flow and stockholders' equity of the Company and all subsidiaries for such period, certified by an authorized financial or accounting officer of the Company together with Comparative Financial Reports; and within thirty (30) days after the end of each fiscal year, monthly projections for the succeeding fiscal year including a Consolidated Balance Sheet, statements of income, cash flow and stockholders' equity of the Company and its subsidiaries; and from time to time, such further information regarding the business affairs and financial condition of the Company as CITBC may reasonably request. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer's certificate, signed by an Executive Officer, pursuant to which any one such officer must certify that: (i) the financial statement(s) are prepared in accordance with GAAP consistently applied in accordance with past practices and fairly present in all material respects the Company's financial condition at the end of the particular accounting period, as well as the Company's operating results during such accounting period, subject to year-end audit adjustments and with only such notes as appear therein and (ii) during the particular accounting period: (x) there has been no default or condition which, with the passage of time or notice, or both, would constitute a Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate; and (y) the Company has not received any notice of cancellation with respect to its property insurance policies.

      10. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, without the prior written consent of CITBC, except as otherwise herein provided, the Company will not:

      A. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral, except for the Permitted Encumbrances;

      B. Incur or create any Indebtedness in excess of $10,000,000, in the aggregate, other than the Permitted Indebtedness;

      C. Borrow any money on the security of the Company's Collateral from sources other than CITBC;

      D. Sell, lease, assign, transfer or otherwise dispose of Collateral, except as otherwise specifically permitted by this Financing Agreement or in the ordinary course of business, or
                 (ii) either all or substantially all of the Company's assets which do not constitute Collateral;

      E. Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, status or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by the Company;

      F. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or any guaranty of a mortgage debt in proportion to its interest in leased property subject to the dollar limitation set forth in Paragraph 13 of this Section 6 and except for any lease arrangement of any Guarantor or third party assumed or guaranteed by the Company in the ordinary course of business;

      G. Make any advance or loan to, or any investment in, any firm, entity, person or corporation other than to employees, officers and directors in the ordinary course of business, not to exceed $2,000,000 at any time outstanding;

      H. Change the Fiscal Year of the Company or any of its subsidiaries; and

      I. At the Fiscal Year end immediately prior to the date the Line of Credit is increased to an amount set forth below and at each Fiscal Year end thereafter when such increased Line of Credit is in effect, the Company shall have a Tangible Net Worth amount of not less than indicated below and shall, at all other times when such increased Line of Credit is in effect, maintain a Tangible Net Worth amount of not less than indicated below.


==========================================================================================================================
                                      Tangible Net Worth at                           Tangible Net Worth at all
                               Fiscal Year end immediately prior to              times other than at Fiscal Year end
                                    increased Line of Credit                        immediately prior to increased
                                       and each following                          Line of Credit and each following
Line of Credit                           Fiscal Year end                                       Fiscal Year end
- --------------                           ---------------                                       ---------------
- --------------------------------------------------------------------------------------------------------------------------
$ 35,000,000                             $ 73,000,000                                         $ 70,000,000
- --------------------------------------------------------------------------------------------------------------------------
$ 50,000,000                             $ 75,000,000                                         $ 70,000,000
==========================================================================================================================

         11. The Company represents and warrants that it has complied in all material respects with and shall continue to comply in all material respects with all provisions of the Fair Labor Standards Act as set forth in the United States Code.

         12. The Company represents and warrants that, to the best of its knowledge, it owns or possesses or has the right to use all of the patents, trademarks, permits, services marks, tradenames, copyrights, software, customer lists, franchises, licenses and rights with respect thereto, necessary for the present and presently planned future conduct of its business, free from and without any known conflict with any title, interest, lien, restriction or encumbrance and without any known conflict with rights of others; none of the foregoing is subject to any outstanding order, decree, judgment or stipulation, and no proceedings have been instituted or are pending or, to the best knowledge of the Company, threatened charging that any of the foregoing was misappropriated or infringes on the rights of any third party.

         13. Without the prior written consent of CITBC, the Company agrees that, other than in connection with any settlements that may be entered into with members of the Haft family in an amount not to exceed $13.1 million, it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any subsidiary or affiliate of the Company unless such transaction shall be on an arm's length basis on terms no less favorable to the Company than a transaction with a third party.

         14. The Company agrees to advise CITBC in writing of: a) all expenditures (actual or anticipated) in excess of $150,000.00 for x) environmental clean-up, y) environmental compliance or z) environmental testing and the impact of said expenses on the Company's Working Capital; and b) any notices the Company receives from any local, state or federal authority advising the Company of any environmental liability (real or potential) stemming from the Company's operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide CITBC with copies of all such notices if so required or requested by CITBC.

      15. The Company shall advise CITBC of any decision to open a new store or close any of its existing stores. The Company shall so advise CITBC of such decision, to the extent practicable, not less than thirty (30) days prior to the earlier of x) an actual closing and/or opening of any store or y) any public announcement of the Company's decision to open or close a store.


SECTION 7.  INTEREST, FEES AND EXPENSES

1. The Revolving Loans made on and after the Closing Date shall bear a variable rate of interest, as further described below, to be selected by the Company in the Revolving Loan Notice of Borrowing effective upon receipt by CITBC, and given no later than 1:00 p.m. (New York time) on a) in the case of Chase Rate Loans, the date such borrowings are to be made and b) in the case of Libor Loans, the third (3rd) Business Day prior to the date such borrowings are
to be made.   In the event the Company fails to timely select a variable interest rate, the Revolving Loans shall be deemed Chase Rate Loans until the
Company elects otherwise as herein provided.   The Company may elect  either a)
the Chase Rate; b) the Libor; or c) a combination of the Chase Rate and the Libor to be applied to different tranches of the Revolving Loans.

      x) In the event the Company elects the Chase Rate for all or any part of the Revolving Loans, the Revolving Loan Notice of Borrowing shall specify the amount of such loan. The interest rate thereon shall be an amount equal to the Chase Rate. In the event of any change in the Chase Rate, the interest rate with respect to a Revolving Loan that is a Chase Rate Loan shall change, as of the first day of the month following any change.

      y) In the event the Company initially elects the Libor for all or any part of the Revolving Loans, the Revolving Loan Notice of Borrowing shall specify (a) the amount of such loan and (b) the initial Libor Period applicable thereto. The interest rate thereon shall be an amount equal to (i) the applicable Libor for such Libor Period plus (ii) two and one quarter percent (2.25%) (the "Revolving Loans Libor Margin").

      2. Provided that x) there is then no Default or Event of Default and y) the Company has given an irrevocable written or facsimile Notice of Variable Interest Rate Conversion/Continuation in accordance with the provisions of this Paragraph 2, the Company may I) continue an outstanding Libor Loan for a subsequent Libor Period it selects and/or II) convert all or any part of any outstanding variable interest rate on the Revolving Loans (i) from a Chase Rate to a Libor and/or (ii) from a Libor to a Chase Rate.
Whenever the Company desires to either convert a variable interest rate or to continue a Libor for a subsequent Libor Period, the Company must advise CITBC of its irrevocable election no later than (a) three (3) Business Days preceding the first day of the Libor Period if the conversion is from a Chase Rate to a Libor and (b) three (3) Business Days prior to the end of the then current Libor Period if the conversion is from a Libor to a Chase Rate. If no such election is timely made or can be made, CITBC shall use the Chase Rate to compute any variable interest rate hereunder. Each written or facsimile Notice of Variable Interest Rate Conversion/Continuation shall (i) identify the loans to be converted or continued, the aggregate outstanding principal balance thereof and, in the case of Libor Loans to be continued, the last day of the Libor Period therefor, (ii) specify the effective date of such conversion or continuation provided, however, if the loans to be continued or converted are Libor Loans, such continuation or conversion shall be effective only on the last day of the then current Libor Period applicable to such loans (subject to Subparagraph (c) below of this Paragraph), and (iii) specify the Libor Period to be applicable to such converted or continued Libor Loan.

      a) If the Company elects under this Paragraph to either continue an outstanding Libor Loan for a subsequent Libor Period or convert all or any part of a Chase Rate Loan to a Libor Loan, the interest thereon shall be an amount equal to the Revolving Loans Libor for such succeeding Libor Period plus the Revolving Loans Libor Margin.

      b) If the Company elects under this Paragraph to convert all or any part of a Libor Loan to a Chase Rate Loan, the interest rate thereon shall be an amount equal to the Chase Rate.

      c) If the last day of a current Libor Period with respect to a loan that is to be continued as or converted to a Libor Loan under this Paragraph is not a Business Day, then (i) such continuation of conversion shall be made on the next succeeding Business Day and (ii) during the period from such last day of the current Libor Period to such next succeeding Business Day, such loan shall bear interest as if it were a Chase Rate Loan.

      d) Any Libor Period pertaining to a Libor Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically the end of such Libor Period) shall end on the last Business Day of the calendar month at the end of such Libor Period.

      e) No Libor Period shall end after the next succeeding Anniversary Date other than an Anniversary Date as to which the right of the Company or CITBC to terminate the Line of Credit or this Financing Agreement pursuant to Section 10 hereof has elapsed without exercise of such right by either the Company or CITBC.

      3.           Notwithstanding anything to the contrary contained in this
Section 7, there shall not be more than ten (10) Libor Tranches outstanding at any one time.

      4. Calculation of all amounts payable to CITBC under this Financing Agreement with regard to Libor Loans shall be made as though CITBC had actually funded the Libor Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such Libor Loans in an amount equal to the amount of the Libor Loans and having a maturity comparable to the relevant Libor Period provided, however. that CITBC may fund each of the Libor Loans in any manner as CITBC sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Financing Agreement.

      5. Notwithstanding anything to the contrary contained herein, if any Libor Loan made under this Financing Agreement is prepaid, by acceleration or otherwise, the Company must pay to CITBC the Libor Prepayment Penalty.

      6. Notwithstanding anything herein to the contrary, in the event that a Default that has not been cured to the satisfaction of CITBC or waived in writing by CITBC or an Event of Default that has not been waived in writing by CITBC exists at the end of any Libor Period for which Libor Loans are outstanding, the Company shall be deemed to have selected to convert all such Libor Loans at the end of such Libor Period to Chase Rate Loans. Such Libor Loans shall be so converted without any further action by the Company. The principal amount of such loans shall bear interest at a rate equal to the Chase Rate.

      7. If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a Libor Loan, shall be automatically converted to a Chase Rate Loan at the end of the last Libor Period therefor for which CITBC on or prior to the date such unpaid principal amount became due, shall have determined the Libor.

      8. In the event that CITBC shall have determined in the exercise of its reasonable business judgement (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Libor Rate applicable for any Libor Period with respect to (a) a proposed loan that the Company has requested be made as a Libor Loan, (b) a Libor Loan that will result from the requested conversion of a Chase Rate Loan into a Libor Loan, or (c) the continuation of a Libor Loan beyond the expiration of the then current Libor Period with respect thereto, CITBC shall give written notice of such determination to the Company at least one (1) day prior to, as the case may be, the requested borrowing date, conversion date, or the last day of such Libor Period. If such notice is given
(i) any requested Libor Loan shall be made as a Chase Rate Loan, (ii) any Chase Rate Loan that was to have been converted to a Libor Loan shall be continued as a Chase Rate Loan, and (iii) any outstanding Libor Loan shall be converted, on the last day of then current Libor Period with respect thereto, to a Chase Rate Loan. Until such notice has been withdrawn by CITBC, no further Libor Loan shall be made nor shall the Company have the right to convert a Chase Rate Loan to a Libor Loan.

      9. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for CITBC to make or maintain Libor Loans as contemplated herein, the then outstanding Libor Loans, if any, shall be converted automatically to Chase Rate Loans on the next succeeding interest payment date or within such earlier period as required by law. The Company hereby agrees promptly to pay CITBC, upon its demand, any additional amounts necessary to compensate CITBC for any costs incurred by CITBC in making any conversion in accordance with this Section 7 including, but not limited to, any interest or fees payable by CITBC or Chase Bank to lenders of funds obtained by either of them in order to make or maintain Libor Loans hereunder.

      10. The applicable interest rate on Chase Rate Loans shall (i) be calculated on the average of the portion of the net balances owing by the Company to CITBC in the Revolving Loan Account at the close of each day such loans are outstanding during each month for which the Company has elected such Chase Rate and (ii) be prorated for the number of days of such month such loans are outstanding.

      11. All interest on the Chase Rate Loans shall be payable monthly as of the end of each month and shall be calculated based on a 360 day year. All interest on each Libor Loan made, converted, and/or continued under this Financing Agreement shall be payable at the end of the Libor Period therefor on the outstanding principal balance thereof. CITBC shall be entitled to charge the Company's Revolving Loan Account with the applicable interest rate(s) until all Obligations have been paid in full.

      12. In consideration of the Letter of Credit Guaranty of CITBC, the Company shall pay CITBC the Letter of Credit Guaranty Fee which shall be an amount equal to one percent (1.00%) per annum, payable monthly, on the face amount of each Letter of Credit less the amount of any and all amounts previously drawn under the Letter of Credit.

      13. The Company shall reimburse or pay CITBC, as the case may be, for its own account for: a) all Out-of-Pocket Expenses of CITBC in excess of the $70,000 previously paid by the Company to CITBC, provided however, that any unused portion of such funds shall be credited to the Closing Fee and b) any applicable Documentation Fee.

      14. The Company shall pay CITBC an Administrative Fee in the amount of $30,000 per year payable on the Closing Date and annually thereafter. The Administrative Fee shall be fully earned when paid and shall not be refundable or rebatable by reason of pre-payment, acceleration, upon an Event of Default, or any other circumstances and shall survive any termination of this Financing Agreement.

      15. Any charges, fees, commissions, costs and expenses charged to CITBC for the Company's account by any Issuing Bank in connection with or arising out of Letters of Credit issued pursuant to this Financing Agreement or out of transactions relating thereto will be charged to the Company's Revolving Loan Account in full when charged to or paid by CITBC and when made by any such Issuing Bank shall be conclusive on CITBC.

      16. Upon the last Business Day of each month, commencing with September, 1996, the Company shall pay CITBC the Line of Credit Fee.

      17. The Company shall pay, for the account of CITBC, CITBC's standard charges for, and the fees and expenses of, the CITBC personnel used by CITBC for reviewing the books and records of the Company and for verifying, testing protecting, safeguarding, preserving or disposing of all or any part of the Collateral provided, however, that the foregoing shall not be payable until the occurrence of an Event of Default if the Company is paying an Administrative Fee.

      18. To induce CITBC to enter this Financing Agreement and to extend to the Company the Revolving Loans and the Letter of Credit Guaranties the Company shall pay to CITBC a Closing Fee in the amount of $125,000 (.50% of the Line of Credit on the Closing Date) payable on the Closing Date, provided that a commitment fee of $62,500 previously paid by the Company to CITBC shall be credited to the Closing Fee. In the event the Company elects to increase the Line of Credit in accordance with the terms of this Financing Agreement subsequent to the Closing Date, a fee equal to twenty-five hundredths of one percent (.25%) will be due and payable to CITBC upon each such increase. The Closing Fee and other fees payable pursuant to this Paragraph 18 shall be fully earned when paid and shall not be refundable as rebatable by reason of prepayment, acceleration, upon an Event of Default, or any other circumstances and shall survive any termination of this Financing Agreement.


SECTION 8.  POWERS

      The Company hereby constitutes CITBC or any person or agent CITBC may designate as its attorney-in-fact, at the Company's cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Company's Obligations to CITBC have been paid in full:

      (a) To receive, take, endorse, sign, assign and deliver, all in the name of CITBC or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

      (b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CITBC may designate;

      (c) To request from customers indebted on Accounts at any time, in the name of CITBC or the Company or that of CITBC's designee, information concerning the amounts owing on the Accounts;

      (d) To transmit to customers indebted on Accounts notice of CITBC's interest therein and to notify customers indebted on Accounts to make payment directly to CITBC for the Company's account; and

      (e) To take or bring, in the name of CITBC or the Company, all steps, actions, suits or proceedings deemed by CITBC necessary or desirable to enforce or effect collection of the Accounts.

      Notwithstanding anything hereinabove contained to the contrary, the powers set forth in clauses (b), (d) and (e) above in this Section 8 may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CITBC. In addition, the powers set forth in clause (c) above of this Section 8 shall only be exercised in the name of the Company or a certified public accountant designated by CITBC prior to the occurrence of a Default or an Event of Default.


SECTION 9.  EVENTS OF DEFAULT AND REMEDIES

1. Notwithstanding anything hereinabove to the contrary, CITBC may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein "Events of Default"):

      (a) cessation of the business of the Company or the calling of a meeting of the creditors of the Company for purposes of compromising the debts and obligations of the Company;

      (b) the failure of the Company to generally meet debts as they mature;

      (c) the commencement by or against the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law provided that in the event of any involuntary proceeding commenced against the Company, such proceeding is not dismissed or discharged within forty-five (45) days after the commencement thereof;

      (d) breach by the Company of any material warranty, representation or covenant contained herein (other than those referred to in subparagraph (e) below), or in the other Loan Documents, provided that such breach by the Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such breach shall fail to be remedied to CITBC's satisfaction for a period of fifteen (15) days from the date of such breach;

      (e) breach by the Company of any warranty, representation or covenant of Section 3, Paragraphs 3 (other than the first and the third sentence of Paragraph 3) and 4; Section 5, Paragraphs 3; Section 6, Paragraphs 1, 5, 6, 10 and 11;

      (f) failure of the Company to pay any Obligation within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CITBC from charging such amounts to the Company's Revolving Loan Account on the due date thereof;

      (g) the Company shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) have any "accumulated funding deficiency" as defined in ERISA, (iii) have any Reportable Event as defined in ERISA, (iv) terminate any Plan, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, as defined in ERISA, and with respect to this subparagraph (h) such event or condition x) remains uncured for a period of thirty (30) days from date of occurrence and y) could, in the reasonable opinion of CITBC, subject the Company to any tax, penalty or other liability material to the business, operations or financial condition of the Company;

      (h) the Company shall be obligated to make payments in the aggregate amount of more than $30,000,000 or more in connection with (i) the judgment entered against the Company in favor of Robert Haft and (ii) any settlements entered into with members of the Haft family;

      (i) upon an event of default and acceleration pursuant to any instrument evidencing Indebtedness of the Company (other than that arising under this Financing Agreement) in excess of $2,000,000; or

      (j) one or more final judgments for the payment of money aggregating in excess of $2,000,000 (to the extent not fully covered by insurance) shall be entered against the Company and the Company shall fail to discharge the same within thirty
                 (30) days from the date of notice of entry thereof or to appeal therefrom.

      2. Upon the occurrence of a Default and/or an Event of Default, at the option of CITBC, all loans, advances, and extensions of credit provided for in this Financing Agreement shall be thereafter in CITBC's sole discretion and the obligation of CITBC to make Revolving Loans and/or open Letters of Credit shall cease unless such Default is waived in writing by CITBC or cured to CITBC's satisfaction or such Event of Default is waived in writing by CITBC and at the option of CITBC upon the occurrence of an Event of Default (i) all Obligations shall become immediately due and payable; (ii) CITBC may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 7 of this Financing Agreement provided a) CITBC has given the Company written notice of the Event of Default, provided, however, that no notice is required if one of the Events of Default is an Event of Default listed in Paragraph 1 (a), (b), or(c) of this Section 9 and b) the Company has failed to cure the Event of Default within fifteen (15) days after x) CITBC provides such notice in accordance with the provisions of paragraph 6 of Section 12 or y) the occurrence of one of the Events of Default listed in Paragraph 1 (a), (b), or
(c) of this Section 9; and (iii) CITBC may immediately terminate this Financing Agreement upon notice to the Company, provided, however, that no notice of termination is required if the Event of Default is one of an Events of Default listed in Paragraph 1 (a), (b), (c) of this Section 9. The exercise of any option is not exclusive of any other option which may be exercised at any time by CITBC.

      3. Immediately upon the occurrence of any Event of Default, CITBC may to the extent permitted by law: (a) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CITBC may use, at the Company's expense, such of the Company's personnel, supplies or space at the Company's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CITBC, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or CITBC; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CITBC's sole option and discretion, and CITBC may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests created herein by any available judicial procedure, or to take possession of any or all of the Inventory without judicial process, and to enter any premises where any Inventory may be located for the purpose of taking possession of or removing the same and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CITBC shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Company or CITBC, or in the name of such other party as CITBC may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as CITBC in its sole discretion may deem advisable, and CITBC shall have the right to purchase at any such sale. If any Inventory shall require repairing, maintenance or preparation, CITBC shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory in such saleable form as CITBC shall deem appropriate. The Company agrees, at the request of CITBC, to assemble the Inventory and to make it available to CITBC at premises of the Company or elsewhere and to make available to CITBC the premises and facilities of the Company for the purpose of

CITBC's taking possession of, removing or putting the Inventory in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CITBC's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by CITBC to the payment of the Obligations, whether due or to become due, in such order as CITBC may elect, and the Company shall remain liable to CITBC for any deficiencies, and CITBC in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.


SECTION 10. TERMINATION

     This Financing Agreement shall have an initial term of three (3) years from the Closing Date to the first Anniversary Date and shall automatically continue from Anniversary Date to Anniversary Date unless terminated as provided for herein. The Company may terminate this Financing Agreement at any time by giving CITBC at least sixty (60) days prior written notice of termination provided that the Company pays to CITBC immediately on demand the Libor Prepayment Penalty, if applicable. CITBC may terminate this Financing Agreement on any Anniversary Date by giving the Company at least 60 days prior written notice of termination and CITBC may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 1(a) (b), or (c) of
Section 9 of this Financing Agreement, CITBC may regard the Financing Agreement as terminated and notice to that effect is not required. All Obligations shall become due and payable as of any termination hereunder or under Section 9 hereof and, pending a final accounting, CITBC may withhold any balances in the Company's Revolving Loan Account (unless supplied with an indemnity satisfactory to CITBC) to cover all of the Obligations, whether absolute or contingent. All of CITBC's rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.


SECTION 11. INDEMNITIES

     THE COMPANY AGREES THAT EACH OF THE FOLLOWING INDEMNITIES SHALL SURVIVE TERMINATION OF THIS FINANCING AGREEMENT AS WELL AS THE PAYMENT OF ALL OBLIGATIONS OR AMOUNTS PAYABLE UNDER THIS FINANCING AGREEMENT:

      1. THE COMPANY HEREBY INDEMNIFIES CITBC AND AGREES TO DEFEND AND HOLD CITBC HARMLESS FROM AND AGAINST ANY AND ALL LOSS, DAMAGE, CLAIM, LIABILITY, INJURY OR EXPENSE WHICH CITBC MAY SUSTAIN OR INCUR (OTHER THAN AS A RESULT OF PHYSICAL ACTIONS OF CITBC ON THE COMPANY'S PREMISES OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY CITBC) IN CONNECTION WITH ANY CLAIM OR EXPENSE ASSERTED AGAINST CITBC AS A RESULT OF ANY ENVIRONMENTAL POLLUTION, HAZARDOUS MATERIAL OR ENVIRONMENTAL CLEAN-UP OF THE COMPANY'S

REAL PROPERTY OR ANY CLAIM OR EXPENSE WHICH RESULTS FROM THE COMPANY'S OPERATIONS (INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S OFF-SITE DISPOSAL PRACTICES) ANY CLAIM OR EXPENSE RELATING TO THE INVENTORY.

      2. THE COMPANY HEREBY AGREES TO INDEMNIFY CITBC AND HOLD CITBC HARMLESS FROM ANY LOSS, COST OR EXPENSE CITBC MAY SUSTAIN OR INCUR AS A CONSEQUENCE OF THE FAILURE BY THE COMPANY TO COMPLETE ANY BORROWING HEREUNDER AT A LIBOR AFTER NOTICE THEREOF HAS BEEN GIVEN BY THE COMPANY TO CITBC, INCLUDING, WITHOUT LIMITATION, ANY LOSS, COST OR EXPENSE INCURRED BY REASON OF THE LIQUIDATION OR RE-EMPLOYMENT OF DEPOSITS OR OTHER FUNDS ACQUIRED BY CITBC TO FUND SUCH BORROWING WHEN THE APPLICABLE AMOUNT OF THE REVOLVING LOANS, AS RESULT OF SUCH FAILURE, IS NOT MADE SUBJECT TO SUCH INTEREST RATES ON SUCH DATE. CITBC SHALL CERTIFY THE AMOUNT OF ITS LOSS, COST OR EXPENSE TO THE COMPANY AND SUCH CERTIFICATION SHALL BE FINAL AND CONCLUSIVE ABSENT MANIFEST ERROR.

      3. THE COMPANY HEREBY INDEMNIFIES CITBC AND HOLDS CITBC HARMLESS FROM ANY AND ALL LOSS, CLAIM OR LIABILITY INCURRED BY CITBC ARISING FROM ANY TRANSACTIONS OR OCCURRENCES RELATING TO LETTERS OF CREDIT ESTABLISHED OR OPENED FOR THE COMPANY'S ACCOUNT, THE COLLATERAL RELATING THERETO AND ANY DRAFTS OR ACCEPTANCES THEREUNDER, AND ALL OBLIGATIONS THEREUNDER, INCLUDING ANY SUCH LOSS OR CLAIM DUE TO ANY ACTION TAKEN BY ANY ISSUING BANK, OTHER THAN FOR ANY SUCH LOSS, CLAIM OR LIABILITY ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY CITBC UNDER THE LETTERS OF CREDIT GUARANTY. THE COMPANY FURTHER AGREES TO HOLD CITBC HARMLESS FROM ANY ERRORS OR OMISSION, NEGLIGENCE OR MISCONDUCT BY THE ISSUING BANK. THE COMPANY'S OBLIGATION TO CITBC HEREUNDER SHALL NOT BE MODIFIED OR DIMINISHED FOR ANY REASON OR IN ANY MANNER WHATSOEVER, OTHER THAN AS A RESULT OF CITBC'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.


SECTION 12.  MISCELLANEOUS

1. The Company hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment, notice of dishonor, notice of intent to accelerate and notice of acceleration. No delay or omission of CITBC or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Default or Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Default or Event of Default. No single or partial exercise by CITBC of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

      2. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO, AND CAN ONLY BE MODIFIED IN WRITING SIGNED BY THE PARTIES HERETO AND SHALL BIND THE RESPECTIVE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

      3. In no event shall the Company, upon demand by CITBC for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CITBC shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. It is the intent of the Company and CITBC to conform strictly to all applicable state and federal usury laws. All agreements between the Company and CITBC whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount contracted for, charged or received by CITBC for the use, forbearance, or detention of the money loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the Obligations evidenced hereby which may be legally deemed to be for the use, forbearance or detention of money, exceed the maximum amount which the Company is legally entitled to contract for, charge or collect under applicable state or federal law. If from any circumstance whatsoever fulfillment of any provision hereof or of such other documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance CITBC shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of the principal indebtedness hereof and any other amounts due with respect to the Obligations evidenced hereby, but not to the payment of interest and if such amount which would be excessive interest exceeds the Obligations and all other non interest indebtedness described above, then such additional amount shall be refunded to the Company. In determining whether or not all sums paid or agreed to be paid by the Company in connection with the Obligations to CITBC, under any specific contingency, exceeds the maximum amount permitted by applicable law, the Company and CITBC shall to the maximum extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as sums paid or agreed to be paid by the Company in connection with the Obligations to CITBC, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of all sums paid or agreed to be paid by the Company in connection with the Obligations to CITBC throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations. The terms and provisions of this Paragraph shall control and supersede every other provision hereof and all other agreements between the Company and CITBC.

      4. If any provision hereof or of any Loan Document made in connection herewith is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance.

Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal, valid and enforceable provision as similar in terms to the severed provision as may be possible.

      5. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND CITBC EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

      6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered, including overnight delivery by a courier service, or sent by telegram or facsimile, or three (3) days after deposit in the United States mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

      (A) if to CITBC, at:

       The CIT Group/Business Credit, Inc.
       1211 Avenue of the Americas
       New York, New York 10036
       Attn: Regional Credit Manager
       Facsimile Number: (212) 536-1293

      (B) if to the Company at:
         Crown Books Corporation
         3300 75th Avenue
         Landover, Maryland 20785
         Attn: Mr. Donald J. Pilch
         Chief Financial Officer
         Facsimile Number: (301) 731-1524

         with a copy to:

         Jones Day, Reavis & Pogue
         Metropolitan Square
         1450 G Street, NW
         Washington, DC 20005-2088
         Attention: Kenneth J. Ayres, Esq.
         Facsimile Number: (202) 737-2832

or to such other address as any party may designate for itself by like notice.

      7. This Financing Agreement and the Loan Documents can be changed only by a writing signed by both the Company and CITBC, and shall bind and benefit the Company and CITBC and their respective successors and assigns.

      8. Lender may assign its rights and delegate its obligations under this Financing Agreement and the other Loan Documents or sell participations in all or any part of the Revolving Loans or any other interest herein to a bank or other financial institution in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have had if it were CITBC, except as otherwise provided by the terms of such assignment or participation. CITBC may furnish any information concerning the Company and Guarantors in the possession of CITBC from time to time to assignees and participants (including prospective assignees and participants) subject to a confidentiality agreement reasonably satisfactory to the Company.

      9. THIS FINANCING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW.

      10. This Financing Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument. In making proof of such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

      11. It is agreed that with respect to this Financing Agreement and the other Loan Documents, as each may be amended, modified, or supplemented from time to time, signed faxed documents shall be deemed to be of the same force and effect as an original of a manually signed copy.

      IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed and delivered by their proper and duly authorized officers at New York, New York as of the date set forth above.



      THE CIT GROUP/BUSINESS CREDIT, INC.


      By:    /s/ Jonathan A. Lucas
            ------------------------------

      Name:
            ------------------------------

      Title:       VP
            ------------------------------


      CROWN BOOKS CORPORATION

      By:    /s/ Donald J. Pilch
            ---------------------------

      Name:      Donald J. Pilch
            ---------------------------

      Title:     VP and CFO
            ---------------------------